Exhibit 99.1

Conference Call:	Today, November 9th, 2011 at 5:00 p.m. EDT
Dial-in numbers:	(212) 231-2900 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

MAD CATZ® REPORTS FISCAL 2012 SECOND QUARTER REVENUE OF $25.8 MILLION

Audio Sales Increased 23%

San Diego, California — November 9, 2011 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ) today announced financial results for its fiscal 2012 second quarter ended September 30, 2011.

The Company generated revenue of $25.8 million, a 31% decrease from $37.4 million in the prior year quarter. This decline was principally driven by the strong performance in North America of the Company’s Rock Band 3 product line in the prior year quarter, including bundled software sales and game peripherals such as guitars, drums, cymbals and wireless keyboards. Partially offsetting these sales declines were strong sales of the Company’s Tritton-branded headsets and Gears of War 3-related products, as well as sales of its Cyborg R.A.T. gaming mice.

Gross profit decreased 29% in this quarter to $7.4 million from $10.5 million in the 2011 second fiscal quarter, while gross profit margin was 29% compared to 28% a year ago. Total operating expenses in the fiscal 2012 second quarter were $9.0 million, up 5% from $8.6 million in the prior year quarter. The increase in operating expenses was driven by sales expansion and continued investment in the development of new products, including the Company’s audio and software product lines. Total operating expenses as a percentage of revenues were 35%, compared to 23% in the prior year period, causing the Company to record an operating loss of $1.6 million compared to an operating profit of $1.9 million in the prior year quarter.

Foreign exchange gain for the second quarter of fiscal 2012 was approximately $0.2 million, compared to $0.9 million for the comparable prior year quarter. In addition, the Company recorded a $1.5 million benefit related to the change in the value of a liability associated with warrants issued in connection with the April 2011 private placement of its common shares. Reflecting income tax expense of $0.3 million in the second quarter of fiscal 2012, compared with $1.1 million in the prior year quarter, the Company reported a second quarter net loss of $0.5 million, or a loss of $0.01 per diluted share, compared with net income of $1.1 million, or $0.02 per diluted share, in the comparable prior year period.

Adjusted EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization, and change in fair value of warrant liability), fell in the three

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Mad Catz Interactive, Inc., 11/9/11	page 2

months ended September 30, 2011, to a loss of $0.6 million, compared with Adjusted EBITDA of $3.6 million in the prior year quarter. Adjusted net loss and adjusted diluted loss per share, which exclude the impact of amortization of intangibles, change in fair value of warrant liability, and stock-based compensation, were $1.7 million and $0.03, respectively, in the fiscal second quarter, versus adjusted net income and adjusted diluted income per share of $1.6 million and $0.03, respectively, in the prior year quarter.

In the six months ended September 30, 2011, the Company generated revenue of $42.2 million, down 26% from $57.3 million in the first half of the prior fiscal year. Gross profit for the first six months of fiscal 2012 decreased 31% to $11.4 million from $16.4 million a year ago, while gross profit margin was 27%, compared to 29% a year ago. Total operating expenses were $17.9 million, up 17% from $15.3 million in first six months of the prior fiscal year and, as a percentage of net sales, were 42%, compared to 27% a year ago. The Company recorded an operating loss of $6.5 million, compared to an operating profit of $1.1 million in the first half of fiscal 2011.

Foreign exchange gain for the first six months of fiscal 2012 was approximately $0.2 million, compared to $0.7 million for the comparable prior year period. For the first half of its fiscal 2012, the Company recorded a $2.5 million benefit related to the change in the value of a liability associated with warrants issued in connection with its April 2011 private placement of common shares. Reflecting a tax benefit of $0.2 million year to date in fiscal 2012 and tax expense of $1.0 million in the prior fiscal period, the Company reported a net loss of $4.0 million, or $0.06 per diluted share, compared with a net loss of $0.2 million, or $0.00 per diluted share, in the prior fiscal year to date period.

Adjusted EBITDA decreased to a loss of $4.6 million in the first six months of fiscal 2012, compared with EBITDA of $3.3 million in the first six months of fiscal 2011. Adjusted net loss and adjusted diluted loss per share, which exclude the impact of amortization of intangibles, change in fair value of warrant liability and stock-based compensation, were $5.8 million and $0.09, respectively, in the fiscal year to date period versus adjusted net income and adjusted diluted income per share of $0.5 million and $0.01, respectively, in the comparable year ago period.

Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “While we are disappointed with the sales in the second quarter when compared with sales from last year’s second quarter, we should keep in mind that sales for the quarter were on par with the second highest sales for the second quarter in Mad Catz’ history. Although we improved sales of our increasingly important audio and PC products, these gains were more than offset by weakness in our video game products, as the revenue from Rock Band 3 product sales fell sharply.

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Mad Catz Interactive, Inc., 11/9/11	page 3

“Despite these challenges, we are encouraged by the continuing growth in what we believe to be our evergreen products sold under our Tritton, Cyborg, and Saitek brands, which we believe will help reduce our dependency on third party licenses and the seasonality of the business. As we continue to invest in the transformation of the Company from a provider of commodity video game offerings to a company that develops premium products for passionate consumers, we expect to continue investing in research and development, sales and marketing and expanding our geographic footprint, which might negatively impact the business in the short term, but that we believe will benefit the business in the longer term. We are committed to our business plan and are confident in the ability of our talented team to execute on our growth strategies and deliver long-term success.

“At the beginning of the year we anticipated our revenue would be back-end loaded compared to fiscal 2011, which had an extremely positive second quarter due to the launch of Rock Band 3 and strong sales contribution from the distribution of third-party products. While we expected a stronger contribution from new products in the second quarter, product development and manufacturing delays resulted in only a minimal contribution during the second quarter and have pushed the expected contribution back further. We are experiencing a slow start to the third quarter and we won’t have a firm idea if the quarter will pick up until we see the initial consumer response to the holiday buying season, which in North America starts with the Thanksgiving weekend. As a result, the back half of the year will depend largely on the economy and whether we can maximize production and placement of our new products.”

Second Quarter Fiscal 2012 Financial Highlights:

•	Net sales for the second quarter of fiscal 2012 decreased 31% from the prior year quarter:

•	North American net sales decreased 51% to $12.0 million or 47% of quarterly sales;

•	European net sales rose 4% to $12.7 million or 49% of quarterly sales; and,

•	Net sales to other countries rose 39% to $1.1 million or 4% of quarterly sales.

•	Gross sales by platform were as follows:

•	Xbox 360 accounted for 36% of total gross sales vs. 37% a year ago;

•	PC represented 28% of total gross sales vs. 17% in the prior year;

•	PlayStation 3 accounted for 7% of total gross sales vs. 12% a year ago;

•	Wii products represented 2% of total gross sales vs. 11% in the prior year;

•	Handhelds represented 2% of total gross sales vs. 4% a year ago; and,

•	All other platforms represented 25% of total gross sales vs. 19% in the prior year.

•	Gross sales by category were as follows:

•	Audio products represented 43% of total gross sales vs. 27% in the prior year;

•	Specialty controllers represented 22% of total gross sales vs. 23% a year ago;

•	PC input devices represented 14% of total gross sales vs. 8% in the prior year;

•	Controllers represented 11% of total gross sales vs. 12% a year ago;

•	Accessories represented 9% of total gross sales vs. 14% in the prior year;

•	Games represented 1% of total gross sales vs. 15% a year ago; and,

•	All other sales represented 0% of total gross sales vs. 1% in the prior year.

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Mad Catz Interactive, Inc., 11/9/11	page 4

•	Gross sales by brand were as follows:

•	Mad Catz represented 38% of total gross sales vs. 59% in the prior year;

•	Tritton represented 33% of total gross sales vs. 11% a year ago;

•	Cyborg represented 16% of total gross sales vs. 8% in the prior year;

•	Saitek represented 10% of total gross sales vs. 7% a year ago;

•	Eclipse represented 3% of total gross sales vs. 4% a year ago; and,

•	All other sales represented 0% of total gross sales vs. 11% in the prior year.

•	Reported net position of bank loan less cash at September 30, 2011, of $14.3 million, compared to $1.7 million as of March 31, 2011, and $24.6 million at September 30, 2010.

New Products Shipped in and Subsequent to Second Quarter of Fiscal 2012 include:

•	Jonah Lomu Rugby Challenge, developed by leading New Zealand game studio Sidhe® and published by Mad Catz, throughout North America for the Xbox 360;

•	Detonator Stereo Headset, an Xbox 360 and Tritton co-branded gaming headset;

•	Trigger Stereo Headset, an Xbox 360 and Tritton co-branded gaming headset;

•	Cyborg R.A.T. Albino Gaming Mouse for both the PC and Mac;

•	Cyborg R.A.T. Contagion Gaming Mouse for both the PC and Mac; and,

•	Range of licensed PC Pro Flight products based on the Cessna brand of general aviation aircraft including the Cessna Yoke, Cessna Rudder Pedals and Cessna Trim Wheel.

Recent Key Developments and License Agreements:

•	Entered into agreement with Namco Bandai Games to produce and distribute worldwide the SOULCALIBUR™V Arcade FightStick Soul Edition for use with both the Xbox 360 and PlayStation 3;

•

Executed multi-year agreement with Capcom to produce and distribute branded videogame controllers in North America and Europe based on the upcoming Street Fighter X Tekken videogame, including the Street Fighter X Tekken Arcade FightStick Pro;

•

Announced range of licensed Major League Gaming professional video game controllers for the Xbox 360 and PlayStation 3, including the Major League Gaming Pro-Circuit Controller and Major League Gaming Arcade FightStick Tournament Edition;

•

Announced agreement with Harmonix® Music Systems to re-release Rock Band 3, including a bundle with the Company’s Rock Band 3 Wireless Keyboard Controller, Wireless Fender™ Stratocaster™ Guitar Controller and Wireless Fender Mustang™ PRO-Guitar Controller;

•	Announced range of licensed Gears of War 3 audio products for the Xbox 360, including the Throat Communicator, Performance Stereo Gaming Headset and Dolby 7.1 Surround Sound Headset;

•	Entered into a publisher license agreement with Microsoft allowing Mad Catz to submit games to be published on the Xbox 360, and,

•	Four products named as CES Innovations 2012 Design and Engineering Award Honorees.

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Mad Catz Interactive, Inc., 11/9/11	page 5

Mr. Richardson concluded, “We are focused on growing the business. While setbacks and quarterly volatility will unfortunately occur, we remain positive about the long-term prospects. We recognize there is more progress to be made and work to be done in achieving our goal to build sustainable and predictable performance while creating great products and are committed to delivering that progress in the coming quarters.”

The Company will host a conference call and simultaneous webcast on November 9, 2011, at 5:00 p.m. EDT, which can be accessed by dialing (212) 231-2900. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21543787) or, for International callers, at (402) 977-9140.

About Mad Catz Interactive, Inc.

Mad Catz Interactive, Inc. (AMEX/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed primarily under its Mad Catz® (casual gaming), Cyborg™ (pro gaming), Tritton® (gaming audio), Saitek® (simulation), and Eclipse™ (home and office) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; operates a videogame content website under its GameShark® brand; publishes games under its Mad Catz Interactive brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

CONTACT:

Mad Catz:

Mad Catz Interactive, Inc.

Allyson Evans

Chief Financial Officer

alevans@madcatz.com or (619) 683-9830

Investor Relations:

Joseph Jaffoni, Norberto Aja, Jim Leahy

Jaffoni & Collins Incorporated

mcz@jcir.com or (212) 835-8500

Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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Mad Catz Interactive, Inc., 11/9/11	page 6

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Net sales	$25,757	$37,409	$42,221	$57,320
Cost of sales	18,321	26,904	30,838	40,873

Gross profit	7,436	10,505	11,383	16,447

Operating expenses:
Sales and marketing	3,748	3,562	7,012	6,047
General and administrative	3,260	3,295	6,601	6,518
Research and development	1,499	950	3,191	1,691
Acquisition related fee	267	546	592	606
Amortization of intangible assets	241	224	486	465

Total operating expenses	9,015	8,577	17,882	15,327

Operating income (loss)	(1,579)	1,928	(6,499)	1,120

Interest expense, net	(285)	(713)	(447)	(1,238)
Foreign exchange gain, net	183	909	198	695
Change in fair value of warrant liability	1,540	—	2,534	—
Other income	4	117	32	177

Income (loss) before income taxes	(137)	2,241	(4,182)	754

Income tax expense (benefit)	343	1,113	(219)	1,002

Net income (loss)	$(480)	$1,128	$(3,963)	$(248)

Basic net income (loss) per share	$(0.01)	$0.02	$(0.06)	$(0.00)

Diluted net income (loss) per share	$(0.01)	$0.02	$(0.06)	$(0.00)

Weighted average shares - basic	63,444,069	55,098,549	62,731,643	55,098,549

Weighted average shares - diluted	63,444,069	55,116,359	62,731,643	55,098,549

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Mad Catz Interactive, Inc., 11/9/11	page 7

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited in thousands of US$)

	September 30, 2011	March 31, 2011
Assets
Current assets:
Cash	$2,715	$3,734
Accounts receivable, net	15,737	19,846
Other receivables	738	329
Inventories	33,593	27,978
Deferred tax assets	80	85
Prepaid expenses and other current assets	2,715	2,343

Total current assets	55,578	54,315

Deferred tax assets	573	590
Other assets	745	639
Property and equipment, net	4,419	3,921
Intangible assets, net	5,101	5,606
Goodwill	10,457	10,463

Total assets	$76,873	$75,534

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$17,036	$5,408
Accounts payable	20,355	13,700
Accrued liabilities	6,129	11,048
Convertible notes payable	—	14,500
Contingent consideration, current	1,410	1,542
Income taxes payable	790	1,918

Total current liabilities	45,720	48,116
Long-term liabilities
Contingent consideration	2,482	2,897
Warrant liability	716	—
Other long-term liabilities	391	424

Total liabilities	49,309	51,437

Shareholders’ equity:
Common stock	59,057	50,648
Other comprehensive loss	(989)	(10)
Accumulated deficit	(30,504)	(26,541)

Total shareholders’ equity	27,564	24,097

Total liabilities and shareholders’ equity	$76,873	$75,534

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Mad Catz Interactive, Inc., 11/9/11	page 8

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Geographical Sales Data

The Company’s net sales were generated in the following geographic regions:

	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
Net sales:
United States	$11,115	$23,971	$20,110	$34,403
Europe	12,691	12,235	19,068	20,579
Canada	881	434	1,519	803
Other countries	1,070	769	1,524	1,535

	$25,757	$37,409	$42,221	$57,320

Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Pre-tax Income (loss)	$(137)	$2,241	$(4,182)	$754
Amortization of intangible assets	241	224	486	465
Change in fair value of warrant liability	(1,540)	—	(2,534)	—
Stock-based compensation cost	152	185	279	330

Adjusted pre-tax income (loss)*	(1,284)	2,650	(5,951)	1,549

Adjusted provision for income taxes (at effective rate)	385	1,071	(144)	1,001

Adjusted net income (loss)*	$(1,669)	$1,579	$(5,807)	$548

Adjusted diluted earnings (loss) per share*	$(0.03)	$0.03	$(0.09)	$0.01

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation and amortization of intangibles, also facilitate comparisons of the Company’s performance to prior periods.

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Mad Catz Interactive, Inc., 11/9/11	page 9

EBITDA Reconciliation (non GAAP)

EBITDA represents net loss plus interest, taxes, depreciation and amortization.

	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
Net Income (loss)	$(480)	$1,128	$(3,963)	$(248)
Adjustments:
Interest expense	285	713	447	1,238
Income tax expense (benefit)	343	1,113	(219)	1,002
Depreciation and amortization	832	680	1,633	1,346

EBITDA (loss)	980	3,634	(2,102)	3,338
Change in fair value of warrant liability	(1,540)	—	(2,534)	—

Adjusted EBITDA (loss)	$(560)	$3,634	$(4,636)	$3,338

EBITDA, a non-GAAP financial measure, represents net income before interest, taxes, depreciation and amortization. To address the Warrants issued in the first quarter of fiscal 2012 and the resulting gain/loss on the change in the related warrant liability, we have excluded this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated EBITDA. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender.

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